BNY MELLON INVESTMENT FUNDS VII, INC.
BNY Mellon Short Term Income Fund

Amended and Restated Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes of shares pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

BNY Mellon Investment Funds VII, Inc. (the "Company") desires to offer multiple classes in accordance with Rule 18f-3 with respect to BNY Mellon Short Term Fund (the "Fund"), a series of the Company, and the Company's Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

1.              Class Designation: Fund shares shall be divided into Class A, Class D, Class I and
Class Y.

2.              Differences in Services: The services offered to shareholders of each Class, as described in the Fund's prospectus or statement of additional information, shall be substantially the same, except that Rights of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A shares, Checkwriting services shall be available only to holders of Class A and Class D shares. Automatic Asset Builder, Payroll Savings Plan, Government Direct Deposit, Dividend Sweep, Auto-Exchange Privilege and Automatic Withdrawal Plan are not available for Class Y shares.

3.              Differences in Distribution Arrangements: Class A shares are designed primarily for investors who are investing through a third party, such as a bank, broker-dealer or financial adviser. Class D shares are designed primarily for investors who are investing directly with the Fund through the Fund's Distributor or other entities that have entered into agreements with the Fund's Distributor to sell such shares. Class I and Class Y shares are available only to limited types of investors, described below.

Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $250,000 or more. The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule A attached hereto. Class A shares also shall be subject to a Shareholder Services Plan as set forth on Schedule A hereto.

Class D shares shall be offered at net asset value and shall be subject to a Shareholder Services Plan as set forth on Schedule B hereto.

Class I shares shall be offered at net asset value only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including 401(k), 403(b)(7), Keogh, pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, sole proprietorships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), and IRAs set up under Simplified Employee Pension Plans ("SEP-IRAs"), but not including traditional IRAs, Roth IRAs, Coverdell Education Savings Accounts, IRA "Rollover Accounts," Salary Reduction Simplified Employee Pension Plans or Savings Incentive Match Plans for Employees (Class I shares may be purchased for a Retirement Plan or SEP-IRA only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such Retirement Plan or SEP-IRA that has entered into an agreement with the Fund's Distributor to offer Class I shares to such Retirement Plan or SEP-IRA), (iii) law firms or attorneys acting as trustees or executors/administrators, (iv) foundations and endowments that make an initial investment in the Fund of at least $1 million, (v) sponsors of college savings plans that qualify for tax-exempt treatment under Section 529 of the Internal Revenue Code of 1986, as amended (the "Code"), that maintain an omnibus account with the Fund and do not require shareholder tax reporting or

529 account support responsibilities from the Fund's Distributor, (vi) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, (vii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation approved by BNY Mellon Investment Adviser, Inc., (viii) U.S.-based employees of The Bank of New York Mellon Corporation, Board members of BNY Mellon Investment Adviser, Inc. and Board members of funds in the BNY Mellon Family of Funds, and the spouse, domestic partner or minor child of any of the foregoing, subject to certain requirements described in the Fund's prospectus or statement of additional information, (ix) clients of financial intermediaries effecting transactions in Class I shares through their brokerage platforms solely as a broker in an agency capacity for their clients and that have entered into an agreement with the Fund's Distributor, and (x) unaffiliated investment companies approved by the Fund's Distributor.

Class Y shares shall be offered at net asset value only to (i) institutional investors, acting for themselves or on behalf of their clients, that make an initial investment in Class Y shares of the Fund of at least $1 million, (ii) Retirement Plans, or certain recordkeepers of Retirement Plan platforms that maintain plan level or super-omnibus accounts with the Fund, (iii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation, provided that such clients are approved by BNY Mellon Investment Adviser, Inc. and make an initial investment in Class Y shares of the Fund of at least $1 million, and (iv) certain funds in the BNY Mellon Family of Funds and series of BNY Mellon Funds Trust.

4.              Expense Allocation: The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

5.              Conversion Features: No Class shall be subject to any automatic conversion feature. Shares of one Class of the Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund. Except as otherwise provided in the Fund's prospectus, shares subject to a CDSC at the time of the requested conversion shall not be eligible for conversion. Class Y shares held by investors who are not eligible to purchase Class Y shares shall be converted to a Class of shares such an investor is eligible to purchase.

6.              Exchange Privileges: Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by BNY Mellon Investment Adviser, Inc. or its affiliates as specified from time to time and, except for shares held through financial intermediary brokerage platforms, (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Dated: October 10, 2002

Amended as of: May 6, 2022

Revised as of: December 5, 2023

SCHEDULE A

Front-End Sales Charge—Class A Shares—The public offering price for Class A shares, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $100,000	2.50	2.56
$100,000 to less than $250,000	1.50	1.52
$250,000 or more	-0-	-0-

Contingent Deferred Sales Charge—Class A Shares—A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $250,000 and redeemed within one year of the date of purchase. No CDSC shall be imposed to the extent that the net asset value of the Class A shares redeemed does not exceed (i) the current net asset value of Class A shares of the Fund acquired through reinvestment of Fund dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class A shares above the dollar amount of all payments for the purchase of Class A shares of the Fund held by such shareholder at the time of redemption. Letter of Intent and Rights of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

If the aggregate value of the Class A shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing Class A shares of the Fund acquired pursuant to the reinvestment of Fund dividends and distributions; then of amounts representing the increase in net asset value of Class A shares above the total amount of payments for the purchase of Class A shares made during the preceding 12 months; and finally, of amounts representing the cost of Class A shares held for the longest period of time.

Class A shares of the Fund may be purchased directly from the Fund or through a financial intermediary, other than Ameriprise Financial, Baird, Edward Jones, Janney, J.P. Morgan Securities LLC, Merrill, Morgan Stanley Wealth Management, OPCO, Raymond James or Stifel (as defined below), at net asset value without a front-end sales charge by the following individuals and entities:

•	Full-time or part-time employees, and their spouses or domestic partners and minor children, of BNY Mellon Investment Adviser, Inc. or any of its affiliates.
•	Board members of BNY Mellon Investment Adviser, Inc. and Board members of the BNY Mellon Family of Funds, and their spouses or domestic partners and minor children.

SCHEDULE A (continued)

•	Full-time employees, and their spouses and minor children, of financial intermediaries.
•	"Wrap" accounts for the benefit of clients of financial intermediaries.
•	Investors who participate in a self-directed investment brokerage account program offered by a financial intermediary that may or may not charge their customers a transaction fee.
•	Retirement Plans, provided that, if such Class A shares are purchased through a financial intermediary, the financial intermediary performs recordkeeping or other administrative services for the Retirement Plan.
•	Shareholders in IRA rollover accounts sponsored by BNY Mellon Investment Adviser, Inc. or its affiliates funded with the distribution proceeds from Retirement Plans. Upon establishing the IRA rollover account sponsored by BNY Mellon Investment Adviser, Inc. or its affiliates in the Fund, the shareholder shall become eligible to make subsequent purchases of Class A shares of the Fund at net asset value in such account.

Class A shares of the Fund may be purchased at net asset value without payment of a sales charge by the following individuals and entities, if such shares are purchased directly from the Fund for accounts maintained with the Fund:

•	Investors who either (i) have, or whose spouse or minor children have, beneficially owned shares and continuously maintained an open account directly with a BNY Mellon Investment Adviser, Inc.-managed fund since on or before February 28, 2006, or (ii) such purchase is for a self-directed investment account that may or may not be subject to a transaction fee.
•	Qualified separate accounts maintained by an insurance company; any state, county or city or instrumentality thereof; and charitable organizations investing $50,000 or more in Fund shares and charitable remainder trusts.

Front-end sales charge waivers on Class A shares of the Fund purchased through Ameriprise Financial

Shareholders purchasing Class A shares of the Fund through an Ameriprise Financial platform or account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•	Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs or SAR-SEPs.
•	Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).
•	Shares purchased by employees and registered representatives of Ameriprise Financial or its affiliates and their immediate family members.

SCHEDULE A (continued)

•	Shares purchased by or through qualified accounts (including IRAs, Coverdell Education Savings Accounts, 401(k)s, 403(b) TSCAs subject to ERISA and defined benefit plans) that are held by a covered family member, defined as an Ameriprise Financial advisor and/or the advisor's spouse, advisor's lineal ascendant (mother, father, grandmother, grandfather, great grandmother, great grandfather), advisor's lineal descendant (son, step-son, daughter, step-daughter, grandson, granddaughter, great grandson, great granddaughter) or any spouse of a covered family member who is a lineal descendant.
•	Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

Front-end sales charge waivers on Class A shares of the Fund purchased through Robert W. Baird & Co. (Baird)

Shareholders purchasing Class A shares of the Fund through a Baird platform or account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•	Shares purchased through reinvestment of dividends and capital gains distributions when purchasing shares of the Fund (but not of any other fund in the BNY Mellon Family of Funds).
•	Shares purchased by employees and registered representatives of Baird or its affiliates and their family members as designated by Baird.
•	Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).
•	Shares purchased by employer-sponsored retirement plans or charitable accounts in a transactional brokerage account at Baird, including 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans. For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs or SAR-SEPs.

Front-end sales charge waivers on Class A shares of the Fund purchased on the Edward Jones commission and fee-based platforms

Shareholders purchasing Class A shares of the Fund on the Edward Jones commission and fee-based platforms may purchase Class A shares at net asset value without payment of a sales charge as follows:

SCHEDULE A (continued)

•	Shares purchased by associates of Edward Jones or its affiliates and their family members who are in the same pricing group (i.e., accounts grouped by Edward Jones for the purpose of providing certain pricing considerations as determined by Edward Jones under its policies and procedures) as the associate. This waiver will continue for the remainder of the associate's life if the associate retires from Edward Jones in good standing and remains in good standing pursuant to Edward Jones' policies and procedures. (Effective January 1, 2024, this waiver will be revised as follows: Shares purchased by associates of Edward Jones and its affiliates and other accounts in the same pricing group (as determined by Edward Jones under its policies and procedures) as the associate. This waiver will continue for the remainder of the associate's life if the associate retires from Edward Jones in good-standing and remains in good standing pursuant to Edward Jones' policies and procedures.)
•	Shares purchased in an Edward Jones fee-based program.
•	Shares purchased through reinvestment of dividends and capital gains distributions of the Fund.
•	Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 60 days following the redemption, and (2) the redemption and purchase are made in the same share class and the same account or the purchase is made in an individual retirement account with proceeds from liquidations in a non-retirement account (i.e., Right of Reinstatement). (Effective January 1, 2024, this waiver will be revised as follows: Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided that (1) the repurchase occurs within 60 days following the redemption, and (2) the redemption and purchase are made in a share class that charges a front-end sales charge, subject to one of the following conditions being met:
•	he redemption and repurchase occur in the same account
•	the redemption proceeds are used to process an IRA contribution, excess contributions, conversion, recharacterizing of contributions, or distribution, and the repurchase is done in an account within the same Edward Jones grouping for ROA.)
•	Shares exchanged into Class A shares from another share class so long as the exchange is into the same Fund and was initiated at the discretion of Edward Jones. Edward Jones is responsible for any CDSC due, if applicable. Any future purchases are subject to the applicable sales charge as disclosed in the Fund's prospectus.
•	Effective January 1, 2024: Purchases of Class A shares for a 529 plan account through a rollover from either another education savings plan or a security used for qualified distributions.
•	Effective January 1, 2024: Purchases of Class A shares for a 529 plan account made for recontribution of refunded amounts.

Front-end sales charge waivers on Class A shares of the Fund purchased through a Janney Montgomery Scott LLC (Janney) brokerage account

Shareholders purchasing Class A shares of the Fund through a Janney brokerage account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

SCHEDULE A (continued)

  Shares purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).
  Shares purchased by employees and registered representatives of Janney or its affiliates and their family members as designated by Janney.
•	Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).
•	Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, 403(b) plans, profit-sharing and money purchase pension plans and deferred benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP-IRAs, SARSEPs, SIMPLE IRAs or Keogh plans.

Front-end sales charge waivers on Class A shares of the Fund purchased through a J.P. Morgan Securities LLC brokerage account

Shareholders purchasing Class A shares of the Fund through a J.P. Morgan Securities LLC brokerage account that makes funds with front-end sales charges available for purchase may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•	Shares purchased by qualified employer-sponsored defined contribution and defined benefit retirement plans, nonqualified deferred compensation plans, other employee benefit plans and trusts used to fund those plans. For purposes of this provision, such plans do not include SEP IRAs, SIMPLE IRAs, SAR-SEPs or 501(c)(3) accounts.
•	Shares purchased through J.P. Morgan Securities LLC Self-Directed Investing accounts.
•	Shares purchased through a right of reinstatement, as described in the Fund's prospectus (Right of Reinstatement).
•	Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).
•	Shares purchased by employees and registered representatives of J.P. Morgan Securities LLC or its affiliates and their spouses or financial dependents.

Front-end sales charge waivers on Class A shares of the Fund purchased through Merrill

Shareholders purchasing Class A shares of the Fund through a Merrill platform or account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•	Shares of mutual funds available for purchase by employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and the shares are held for the benefit of the plan. For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans.

SCHEDULE A (continued)

•	Shares purchased through a Merrill investment advisory program.
•	Brokerage class shares exchanged from advisory class shares due to the holdings moving from a Merrill investment advisory program to a Merrill brokerage account.
•	Shares purchased through the Merrill Edge Self-Directed platform.
•	Shares purchased through the systematic reinvestment of capital gains distributions and dividend reinvestment when purchasing shares of the same mutual fund in the same account.
•	Shares exchanged from level-load shares to front-end load shares of the same mutual fund in accordance with the description in the Merrill Sales Load Waiver and Discounts Supplement (the "Merrill SLWD Supplement").
•	Shares purchased by eligible employees of Merrill or its affiliates and their family members who purchase shares in accounts within the employee's Merrill Household (as defined in the Merrill SLWD Supplement).
•	Shares purchased by eligible persons associated with the fund as defined in this prospectus (e.g., the Fund's officers or trustees).
•	Shares purchased from the proceeds of a mutual fund redemption in front-end load shares, provided (1) the repurchase is in a mutual fund within the same fund family, (2) the repurchase occurs within 90 calendar days from the redemption trade date, and (3) the redemption and purchase occur in the same account (known as Rights of Reinstatement). Automated transactions (i.e., systematic purchases and withdrawals) and purchases made after shares are automatically sold to pay Merrill's account maintenance fees are not eligible for Rights of Reinstatement.

Front-end sales charge waivers on Class A shares of the Fund purchased through Morgan Stanley Wealth Management

Shareholders purchasing Class A shares of the Fund through a Morgan Stanley Wealth Management transactional brokerage account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•	Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans.
•	Shares purchased by Morgan Stanley employee and employee-related accounts according to Morgan Stanley's account linking rules.
•	Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund.
•	Shares purchased through a Morgan Stanley self-directed brokerage account.

SCHEDULE A (continued)

•	Shares purchased from the proceeds of redemptions from a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC.

Front-end sales charge waivers on Class A shares of the Fund purchased through Oppenheimer & Co. Inc. (OPCO)

Shareholders purchasing Class A shares of the Fund through an OPCO platform or account purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased by employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and shares are held for the benefit of the plan.
•	Shares purchased by or through a 529 plan.
  Shares purchased through an OPCO affiliated investment advisory program.
  Shares purchased through reinvestment of dividends and capital gains distributions when purchasing shares of the Fund (but not of any other fund in the BNY Mellon Family of Funds).
  Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).
  Shares purchased by employees and registered representatives of OPCO or its affiliates and their family members.
  Board members of the Fund, and employees of the Fund's investment adviser or any of its affiliates, as described in the Fund's prospectus.

Front-end sales charge waivers on Class A shares of the Fund purchased through Raymond James & Associates, Inc., Raymond James Financial Services or Raymond James affiliates (Raymond James)

Shareholders purchasing Class A shares of the Fund through a Raymond James platform or account, or through an introducing broker-dealer or independent registered investment adviser for which Raymond James provides trade execution, clearance and/or custody services, may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased through a Raymond James investment advisory program.
  Shares purchased within the BNY Mellon Family of Funds, including shares of the Fund, through a systematic reinvestment of dividends and capital gains distributions of the Fund.

SCHEDULE A (continued)

  Shares purchased by employees and registered representatives of Raymond James and their family members as designated by Raymond James.
  Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

Front-end sales charge waivers on Class A shares of the Fund purchased through Stifel, Nicolaus & Co, Incorporated (Stifel)

Shareholders purchasing Class A shares of the Fund through a Stifel platform or account purchase Class A shares at net asset value without payment of a front-end sales charge in accordance with the waivers provided in the Fund's prospectus.

*****

SCHEDULE A (continued)

Waiver of CDSC—Except as set forth below, the CDSC shall be waived in connection with (a) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased, (b) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Code, of the shareholder, (c) redemptions by Retirement Plans, provided that the shares being redeemed were purchased through a financial intermediary that performs recordkeeping or other administrative services for the Retirement Plan and has entered into an agreement with the Fund's Distributor relating to such services, or were purchased directly from the Fund for accounts maintained with the Fund, (d) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (e) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, and (f) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus. If a CDSC waiver is discontinued, Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

CDSC Waivers Available Through Baird—Fund shares purchased through a Baird platform or account will be eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder; (b) redemptions made through the Automatic Withdrawal Plan as described in the Fund's prospectus; (c) redemptions made in connection with a return of excess contributions from an IRA account; (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code; (e) redemptions made to pay Baird fees, but only if the redemption is initiated by Baird; and (f) shares acquired through a Right of Reinstatement.

CDSC Waivers Available Through Edward Jones—Fund shares purchased on the Edward Jones commission and fee-based platforms are eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder, (b) redemptions made through a systematic withdrawal plan, if such redemptions do not exceed 10% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts if the redemption is taken in or after the year the shareholder reaches qualified age based on applicable IRS regulations, (e) redemptions made to pay Edward Jones fees or costs, but only if the redemption is initiated by Edward Jones, (f) exchanges of shares in an Edward Jones fee-based program, (g) shares acquired through a Right of Reinstatement, and (h) shares redeemed at the discretion of Edward Jones for accounts not meeting Edward Jones' minimum balance requirements.

CDSC Waivers Available Through Janney—Fund shares purchased through Janney brokerage account are eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan as described in the Fund's prospectus, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, (e) redemptions made to pay Janney fees, but only if the redemption is initiated by Janney, (f) shares acquired through a Right of Reinstatement, and (g) exchanges of shares for shares of the same class of a different fund, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased.

SCHEDULE A (continued)

CDSC Waivers Available Through J.P. Morgan Securities LLC—Fund shares purchased through an applicable J.P. Morgan Securities LLC brokerage account will be eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder; (b) redemptions made as part of a systematic withdrawal plan as described in the Fund's prospectus; (c) redemptions of shares purchased in connection with a return of excess contributions from an IRA account; (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code; and (e) shares acquired through a Right of Reinstatement.

CDSC Waivers Available Through Merrill—Fund shares purchased through a Merrill platform or account are eligible only for the following CDSC waivers: (a) shares sold due to the client's death or disability (as defined by Internal Revenue Code Section 22(e)(3)), (b) shares sold pursuant to a systematic withdrawal program subject to Merrill's maximum systematic withdrawal limits, as described in the Merrill SLWD Supplement, (c) shares sold due to return of excess contributions from an IRA account, (d) shares sold as part of a required minimum distribution for IRA and retirement accounts due to the investor reaching the qualified age based on applicable IRS regulation, and (e) front-end or level-load shares held in commission-based, non-taxable retirement brokerage accounts (e.g., traditional, Roth, rollover, SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans) that are transferred to fee-based accounts or platforms and exchanged for a lower cost share class of the same mutual fund.

CDSC Waivers Available Through OPCO—Fund shares purchased through an OPCO platform or account will be eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder; (b) redemptions made through the Automatic Withdrawal Plan as described in the Fund's prospectus; (c) redemptions made in connection with a return of excess contributions from an IRA account; (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code; (e) redemptions made to pay OPCO fees, but only if the redemption is initiated by OPCO; and (f) shares acquired through a Right of Reinstatement.

CDSC Waivers Available Through Raymond James—Fund shares purchased through a Raymond James platform or account are eligible only for the following CDSC waivers: (a) redemptions made within one year of death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan, if such redemptions do not exceed 12% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, (e) redemptions made to pay Raymond James fees, but only if the redemption is initiated by Raymond James, (f) shares acquired through a Right of Reinstatement, and (g) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased.

Amount of Shareholder Services Plan Fees—Class A Shares—.25 of 1% of the value of the average daily net assets of Class A.

SCHEDULE B

Amount of Shareholder Services Plan Fees—Class D Shares—.20 of 1% of the value of average daily net assets of Class D.

B-1